Exhibit 10.4

** Certain information in this exhibit has been omitted and has been filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request under Rule 24b-2 of the General Rules and Regulations under the Securities Exchange Act of 1934.

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is entered into on this 15th day of September, 2005 by and between NHCLC of San Antonio, Inc., a Delaware corporation (“Seller”) on the one hand, and South Texas Horizons, L.P., a Texas limited partnership (“Buyer”), Derek Wright, an individual, Scott Hardin, an individual (“Hardin”), Robert Dupree, an individual and South Texas Horizons GP, L.L.C., a Texas limited liability company (collectively “Partners”) on the other hand.  Buyer and Seller are hereinafter sometimes individually referred to as a “Party” or collectively as the “Parties”.

WHEREAS, Seller wishes to sell to Buyer substantially all of its assets related to its computer training business located in San Antonio, Texas (the “Business”), which includes the assets set forth on Exhibit “A” (the “Assets”) and Buyer’s assumption of liabilities set forth on Exhibit “C” (the “Assumed Liabilities”); and

WHEREAS, Buyer desires to acquire the Assets and assume the Assumed Liabilities from Seller; and

WHEREAS, concurrent with the transaction described in this Agreement, Buyer desires to become a franchisee of NHCLC, Inc. (“Franchisor”) in San Antonio, Texas, it being understood that Franchisor is an affiliate of Seller.

NOW, THEREFORE, in consideration of the covenants and agreements contained herein, the Parties agree as follows:

1.             Purchase of Assets; Excluded Assets; Closing Date:

(a)           Pursuant to the terms and subject to the conditions set forth in this Agreement, Seller hereby agrees to sell, grant, transfer, convey, assign and deliver the Assets to Buyer as of the close of business on October 31, 2005 (the “Closing Date”), which may be extended as set forth in Sections 4(h) and 4(i) below and subject to fulfillment of each of the conditions set forth in Section 4 below.  The Assets shall include, without limitation, all prepaid assets, furniture and fixed assets, inventory, license fees and deposits, accounts receivable, employee obligations, the consumer business (including the Consumer Training Obligations set forth in Section 4(d)), customer lists and certain computer hardware and software associated with the Business, all of which are set forth on Exhibit “A”.

(b)           The Assets shall not include (i) an agreement between Seller’s affiliate and the [***], and (ii) an agreement between Seller’s affiliate and the [***].  Notwithstanding the foregoing, Buyer shall be entitled to deliver training under the agreements set forth in subsections (i) and (ii) in its capacity as a New Horizons franchisee and shall be deemed the “selling center” which shall entitle Buyer to receive customary revenue sharing offered by the Enterprise Learning Solutions department of Seller’s affiliate.  The Parties acknowledge and agree that, other than as otherwise expressly stated in this Agreement, no other assets, personal or real property of Seller is included in this transaction, including but not limited to, services previously provided by the regional office of Seller’s affiliate such as accounting, payroll, legal or other similar services, and assets of any of Seller’s affiliates.

2.             Consideration:

(a)           In consideration for the transfer of the Assets, Buyer shall, on the Closing Date:

(i)            pay to Seller the sum of $250,000 (the “Purchase Price”), comprised of $125,000 in the form of a wire transfer or cashier’s check to Seller and a promissory note of $125,000 executed by Buyer in favor of Seller in the form attached hereto as Exhibit “B” (the “Promissory Note”) with a two (2) year term and a 7% annual interest rate;

(ii)           assume the Assumed Liabilities which are set forth on Exhibit “C”, including the Training Obligations and Consumer Training Obligations as defined in Section 4(d), below; and

(iii)          execute a standard ten (10) year franchise agreement with Franchisor for a territory to include San Antonio, Corpus Christi, the Rio Grande Valley, Laredo and San Angelo, Texas (the “Franchise Agreement”) and shall remit all fees to Franchisor which are typically associated with such Franchise Agreement, including but not limited to the payment of customary monthly fees, such as royalties and advertising fees; [***]

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(b)           Within thirty (30) days following the Closing Date (the “Settlement Date”), Seller shall provide Buyer with a summary of the accounts receivable (the “Financial Credits”), as well as the accounts payable, open purchase orders and national training to be delivered (the “Financial Obligations”) for the Business as of the Closing Date, substantially in the form attached hereto as Exhibit “D”.  In the event that the targets for the Financial Credits and Financial Obligations described below are not met, then Buyer shall be entitled to an adjustment to the Purchase Price which shall be the greater of either of the following two alternative adjustments, each of which shall be calculated as of the Closing Date:

(i)            if the accounts payable for the Business are greater than [***], then the Purchase Price shall be reduced by the difference between the accounts payable as of the Closing Date and [***]; or

(ii)           if the subtraction of the Financial Obligations from the Financial Credits results in a figure which is less than [***], then the Purchase Price shall be reduced by the difference between such figure and [***].

(iii)          Any adjustments to the Purchase Price as described in Sections 2(b)(i) and 2(b)(ii), above, shall be made within ten (10) days after the Settlement Date in the form of a refund of the appropriate portion of the cash paid to Seller from Buyer on the Closing Date.

3.             Taxes; Access to Assets:  Buyer shall be solely responsible for the payment of any and all taxes, excise and other governmental charges or fees, if any, which are payable in connection with the purchase of the Assets.  As of the Closing Date, Buyer shall be entitled to full access to the Assets located at Seller’s facility at 8200 IH 10 West, Suite 102, 103, 105 and 500, San Antonio, Texas  78230 (the “San Antonio Facility”).

4.             Conditions Precedent to Closing; Covenants; Extension of Closing Date:

(a)           Immediately upon the execution of this Agreement and the re-approval of Seller by the Texas Workforce Commission, Career Schools and Veterans Education Section (“TWC”), Buyer shall submit an application to the TWC seeking approval for a change in ownership of the Business and shall use its best efforts to expedite the approval process, including providing all reasonably required information to the TWC and paying any necessary fees associated with such approval.  Buyer agrees that it must obtain TWC approval on or before the Closing Date.

(b)           On the Closing Date, (i) Buyer and Franchisor shall execute the Franchise Agreement, provided that Franchisor has filed a Uniform Franchise Offering Circular (“UFOC”) with the U.S. Federal Trade Commission and such UFOC is effective and grants Franchisor the right to sell franchises in Texas after any applicable waiting periods (such date, after any applicable waiting periods, is hereafter the “Effective Date”), (ii) the Parties shall execute the Bill of Sale which is attached hereto as Exhibit “E” and the Sublease Agreement for the San Antonio Facility which is attached hereto as Exhibit “F” and (iii) Seller shall take all steps reasonably necessary to transfer the Assets to Buyer, including obtaining the requisite consent of its landlord and its lenders.

(c)           Within sixty (60) days after the Closing Date, Seller shall cause any UCC filings to be terminated or otherwise released such that the Assets are unencumbered.

(d)           Effective as of the Closing Date, Buyer shall fulfill Seller’s obligations to customers for training which has been purchased by such customers prior to the Closing Date but not yet delivered as of the Closing Date, (the “Training Obligations”).  For purposes of this Agreement, the Training Obligations shall include the obligations owed to those consumers who are identified on Exhibit “G” (the “Consumer Training Obligations”).

(e)           Effective as of the Closing Date, Buyer and Seller shall not solicit, recruit or hire any employees of the other party, or the other party’s affiliates, for so long as the Franchise Agreement remains in effect.  The foregoing restriction shall apply to any current or future employees of either party and for a period of one (1) year following the termination of the employee’s employment with such party or such party’s affiliates, but shall not apply to employees of either party who are terminated by such party.  Notwithstanding the foregoing, Buyer may employ Susan Ford who is a former employee of Seller and such employment shall not violate the terms of this covenant.

(f)            Any debts, liabilities or obligations incurred by or actions, claims or lawsuits asserted against either Buyer or Seller which relate to the operation of the Business on or prior to the Closing Date will be the responsibility of Seller, except to the extent that such matters arise from a breach of the Hardin Business Representations (as defined and further described in Section 6(d), below).  Conversely, any debts, liabilities or obligations incurred by or actions, claims or lawsuits asserted against either Buyer or Seller which relate to the operation of the Business after the Closing Date, including the Assumed Liabilities, the Training Obligations and the Consumer Training Obligations, will be the responsibility of Buyer.

(g)           In the event that any of the foregoing conditions are not completely satisfied on or before the Closing Date, then such failure by the party responsible for fulfilling the condition shall relieve the other party from any obligation to perform under this Agreement.

(h)           The parties acknowledge that in the event that the UFOC is not registered and declared effective as of the Closing Date, thereby precluding Franchisor from executing the Franchise Agreement, then the Closing Date shall be automatically extended to the Effective Date.  Notwithstanding the foregoing, if the Effective Date does not occur by April 1, 2006, then this Agreement shall terminate without any liability to either Buyer or Seller.

(i)            The parties acknowledge that in the event that Buyer does not obtain TWC approval as of the Closing Date, thereby precluding Buyer from assuming the Consumer Training Obligations, then the Closing Date shall be automatically extended to either the Effective Date or the last day of the month in which TWC approval is obtained, whichever is later. Notwithstanding the foregoing, if the TWC approval is not obtained by Buyer on or before April 1, 2006, then this Agreement shall terminate without any liability to either Buyer or Seller.

5.             Representations and Warranties of Seller:  Seller represents, warrants and covenants to the best of its knowledge as follows:

(a)           Seller is a Delaware corporation, duly organized, validly existing and in good standing under the laws of the State of Delaware and has all necessary corporate powers to own its assets and to operate its business as now owned and operated by it.

(b)           Seller has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement.

(c)           Seller has good and marketable title to all of the Assets, and, except as otherwise indicated herein, such Assets are free and clear of any restrictions or conditions to sale, conveyance or transfer and are free and clear of all liens, mortgages, pledges, encumbrances, leases, agreements, rental agreements, charges, claims, security interests, taxes, conditions or restrictions of any nature or description whatsoever.   The Assets are in good working condition, ordinary wear and tear excepted.  Except as otherwise expressly provided herein, the Assets are being sold “as is, where is” without any express or implied warranties whatsoever.

(d)           Seller warrants that expense entries for courseware, Online LIVE and Online ANYTIME contained in Seller’s historical financial statements reflect charges which are the same as the amounts charged to New Horizons franchisees for the same items.

(e)           Seller shall execute all documents and take all steps reasonably necessary to transfer the Assets to Buyer effective as of the Closing Date.

(f)            Seller makes no representations or warranties regarding the quality of the accounts receivable, including whether such accounts are collectible.

(g)           To the best of Seller’s actual knowledge:

(i)            there is no material liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such liability or obligation with regard to the Business;

(ii)           each contract which is material to the operation of the Business is in full force and effect there no defaults under any such contracts, nor have any events occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder;

(iii)          the Business is in material compliance in all respects with all applicable laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, and all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Business under any policy, practice, agreement, plan, program or any statute or other law for services performed through the Closing Date have been paid;

(iv)          except as otherwise expressly set forth in this Agreement, all licenses which are necessary for the operation of the Business are, and will be immediately after the Closing, valid and in full force and effect and enforceable, and such licenses are sufficient to permit the Business to be operated in its condition as of the Closing Date;

(v)           the Business is in material compliance with all applicable federal, state and local statutes, laws, rulings and ordinances and Seller has no knowledge of circumstances which are likely to result in material violations of any of the foregoing; and

(vi)          there are no claims, actions, suits, proceedings, or investigations pending or threatened nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), at law, equity or otherwise, which involve the Business.

6.             Representations of Buyer and Partners:  Buyer represents, warrants and covenants as follows:

(a)           Buyer is a limited partnership duly organized, validly existing and in good standing under the laws of the State of Texas.  Partners represent that they collectively own 100% of the issued and outstanding partnership interests of Buyer.

(b)           Buyer has the right, power, legal capacity, and authority to enter into and perform its obligations under this Agreement and the execution of this Agreement has been duly authorized by Partners.

(c)           As of the Closing Date, Buyer will duly observe and assume full responsibility for the Assumed Liabilities and the Training Obligations, and shall assume possession and ownership of the Assets.

(d)           Buyer and Seller acknowledge that Hardin has served as the General Manager of the Business prior to the Closing Date and has been responsible for managing its day to day affairs and operations and, therefore, Hardin and Buyer jointly and severally represent and warrant to Seller that, as of the Closing Date and to the best of Hardin’s Knowledge (which is defined as matters which Hardin actually knows) (all of the following representations and warranties are collectively hereinafter referred to as the “Hardin Business Representations”):

(i)            there is no material liability, claim, deficiency, guarantee or obligation (absolute, accrued, contingent or otherwise), and there is no basis for any such liability or obligation with regard to the Business;

(ii)           each contract which is material to the operation of the Business is in full force and effect there no defaults under any such contracts, nor have any events occurred that with the lapse of time or the giving of notice or both would constitute a default thereunder;

(iii)          the Business is in material compliance in all respects with all applicable laws respecting employment, employment practices, employee classification, labor relations, family and medical leaves, military leaves, leaves of absence generally, safety and health, wages, hours and terms and conditions of employment, and all wages, salaries, commissions, bonuses, benefits and other compensation due and payable to all employees of the Business under any policy, practice, agreement, plan, program or any statute or other law for services performed through the Closing Date have been paid;

(iv)          except as otherwise expressly set forth in this Agreement, all licenses which are necessary for the operation of the Business are, and will be immediately after the Closing, valid and in full force and effect and enforceable, and such licenses are sufficient to permit the Business to be operated in its condition as of the Closing Date;

(v)           the Business is in material compliance with all applicable federal, state and local statutes, laws, rulings and ordinances and Hardin has no knowledge of circumstances which are likely to result in material violations of any of the foregoing; and

(vi)          there are no claims, actions, suits, proceedings, or investigations pending or threatened nor any unsatisfied judgments or outstanding orders, injunctions, decrees, stipulations or awards (whether rendered by a court or administrative agency or by arbitration), at law, equity or otherwise, which involve the Business.

7.             Indemnification:

(a)           Buyer shall indemnify, hold harmless and defend Seller, its parent company, affiliates, officers, agents and employees from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (i) the negligent acts or omissions of Buyer’s officers, employees, agents or partners; (ii) any breach or inaccuracy of any representation, warranty or covenant of Buyer or Hardin set forth in this Agreement, including but not limited to, any of the Hardin Business Representations; (iii) any debts, claims, liabilities or lawsuits which relate to the use or operation of the Business or the Assets after the Closing Date; and (iv) the failure to fully and adequately assume the Assumed Liabilities, including the Training Obligations.  If after ten  (10) days from receipt of written notice the Buyer fails to defend the Seller as required above, Seller will have the right (but not the obligation) to undertake the defense, compromise or settlement of such action on behalf of, and for the account and at the risk of Buyer.

(b)           Seller shall indemnify, hold harmless and defend Buyer, its affiliates, officers, agents, Partners and employees from and against any cause of action, claim, loss or liability arising out of or resulting in any way from: (i) the negligent acts or omissions of Seller’s officers, employees, agents or partners; (ii) any breach or inaccuracy of any representation, warranty or covenant of Seller, except for claims which arise from a breach of the Hardin Business Representations, which claims are expressly excluded from Seller’s duty to indemnify Buyer and/or Partners; (iii) a breach of the terms of the existing sublease agreement between Seller (as sublessor) and MS2, Inc. (as sublessee) for suite 120 of the original Lease Agreement; and (iv) any debts, claims, liabilities or lawsuits which relate to the use or operation of the Business or the Assets prior to the Closing Date, except to the extent that such matters arise from a breach of the Hardin Business Representations.  If after ten  (10) days from receipt of written notice the Seller fails to defend the Buyer as required above, Buyer will have the right (but not the obligation) to undertake the defense, compromise or settlement of such action on behalf of, and for the account and at the risk of Seller.

8.             Insurance:  Buyer agrees to maintain general liability insurance in the amounts of $1,000,000 per claim and $1,000,000 in the aggregate, and upon written request Buyer will provide Seller with certificates of insurance naming Seller or its affiliated companies as additional insureds, in order to ensure that Buyer is able to meet its indemnification obligations hereunder.  Notwithstanding any provision to the contrary, to the extent permitted by law, Buyer may satisfy, in whole or in part, the insurance requirements of this Agreement by a plan of self insurance.

9.             Customer Records: The Parties will maintain the confidentiality of all customer records and files in accordance with applicable federal and state laws and regulations.  On the Closing Date, Seller agrees to transfer to Buyer all original customer records and files that relate to the purchase and delivery of computer training for the Business, including the files which relate to the Consumer Training Obligations.  In the event that Seller is audited by any federal, state or local entity following the Closing Date, Buyer shall provide Seller or its designees with reasonable access, during normal business hours, to all original customer files related to the Assets.

10.          Notices:  All notices with respect to this Agreement will be sent by certified mail or facsimile, to the following addresses or facsimile numbers:

If to Seller:

NHCLC of San Antonio, Inc.

Attention:  Office of General Counsel

1900 S. State College Blvd., Suite 200

Anaheim, CA  92806

Tel:  (714) 940-8000

Fax:  (714) 938-6007

If to Buyer:

South Texas Horizons, L.P.

c/o South Texas Horizons GP, LLC

Attention:  Derek Wright, President

4515 Seton Center Parkway, Suite 250

Austin, TX  78759

Tel:  (512) 349-9555 ext. 2401

Fax: (512) 349-2047

11.          Entire Agreement; Assignment:  Except for the Franchise Agreement and related agreements which are being executed concurrently herewith, this Agreement and the exhibits attached hereto represent the entire agreement between the Parties and are binding on each Party’s respective successors, heirs and assigns.  This Agreement may not be assigned without the written consent of the other party, and may only be amended by a written agreement signed by authorized representatives of both Parties.

12.          Waiver:  The failure of either party to enforce any right, remedy or condition of this Agreement shall not be deemed a waiver thereof nor shall it void or otherwise affect its right to enforce the same right, remedy or condition at any subsequent time.

13.          Survival of Representations and Warranties: The representations and warranties set forth in this Agreement shall survive and continue until the expiration of the applicable statute of limitations.

14.          Counterparts:  This Agreement may be executed in one or more counterpart, each of which shall be deemed an original, and all of which together shall constitute but one and the same instrument.

15.          Facsimile Signatures:  For purposes of execution of this Agreement, faxed signature pages shall be deemed the same as original signature pages.

16.          Governing Law; Venue:  This Agreement will be governed by the laws of the State of Texas.  The venue for any disputes arising under this Agreement shall be Bexar County, Texas.

17.          Severability:  If any provision of this Agreement is held invalid or unenforceable by a court of competent jurisdiction, that provision will be deemed to be restated to reflect as nearly as possible the original intentions of the parties in accordance with applicable law.  The remaining provisions of this Agreement will be valid and enforceable to the full extent permitted by law.

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date first written above.

NHCLC OF SAN ANTONIO, INC.

By:
Thomas J. Bresnan
Chief Executive Officer

SOUTH TEXAS HORIZONS, L.P.

By:	SOUTH TEXAS HORIZONS GP, LLC
Its General Partner

By:
Derek Wright
President

PARTNERS:

SOUTH TEXAS HORIZONS GP, LLC

By:
Derek Wright
President

Derek Wright

Scott Hardin

Robert Dupree

EXHIBIT “A”

Assets

1.             The following assets are included in the sale of the Business:

Trade Accounts Receivable	$564,190.00	(1)
ELS Accounts Receivable	$20,277.00
Prepaid Rent:	$46,695.00
Accrued Sylvan Test Rebates	$1,503.00
Other Prepaid Expenses:	$15,177.00
Inventory – Student Kits:	$43,016.00	(2)
Inventory – Test Vouchers:	$8,875.00	(2)
Inventory – Manuals:	$5,225.00	(2)
Security Deposits:	$10,000.00

Fixed Assets

Leasehold Improvements:	$98,621.00	(3)
Capitalized Computer Software:	$75,971.00	(4)
Furniture & Fixtures:	$165,558.00	(5)
Computer Equipment:	$454,580.00	(6)

Buyer and Seller acknowledge that the assets listed above have been calculated as of June 30, 2005.  Buyer and Seller agree to revise these assets within thirty (30) days of the Closing Date to reflect the actual operations of the Business as of the Closing Date.

(1)           represents gross accounts receivable against which Seller applies a reserve for futures of $299,388.00, a reserve for voids of $18,642.00 and a reserve for bad debt of $1,670.00

(2)           represent gross inventory valuations against which Seller applies a reserve for obsolete inventory of $1,501.00

(3)           represents gross fixed asset cost against which Seller has accumulated depreciation/amortization of $23,394.00

(4)           represents gross fixed asset cost against which Seller has accumulated depreciation/amortization of $54,273.00

(5)           represents gross fixed asset cost against which Seller has accumulated depreciation/amortization of $124,856.00

(6)           represents gross fixed asset cost against which Seller has accumulated depreciation/amortization of $346,446.00

2.             Telephone and fax numbers used for the Business.

3.             Customer lists.

4.             Goodwill of the Business.

5.             Covenant not to compete from Seller regarding the San Antonio territory, to be contained in the franchise agreement between Buyer and Seller’s affiliate

6.             Domain name “nhsanantonio.com”

EXHIBIT “B”

PROMISSORY NOTE AND GUARANTY

$125,000	, 2005

FOR VALUE RECEIVED, the undersigned (“Maker”), hereby promises to pay to the order of NHCLC of San Antonio, Inc., a Delaware corporation (“New Horizons”), or order, the sum of one hundred and twenty five thousand dollars ($125,000.00), together with interest on the unpaid principal balance hereof at the rate of 7% per annum, which principal and accrued interest shall be due and payable in twenty-four equal monthly installments of $5,596.57 each, commencing forty-five (45) days after the date of this Promissory Note and continuing thereafter on the fifteen day of each month until the outstanding principal balance and all unpaid accrued interest has been paid in full.

Maker reserves the right to prepay all or any portion of this Promissory Note and Guaranty (“Promissory  Note”) at any time and from time to time without premium or penalty of any kind by paying, in addition to the principal amount of such prepayment, the interest accrued hereon to the date of such prepayment.

In the event that (a) Maker shall default in the payment of principal or interest due hereunder and such default shall continue for ten (10) days after the mailing of written notice of such default to Maker at Maker’s last known address, or (b) a receiver is appointed for Maker or any Guarantor or any part of Maker’s property, or (c) Maker or any Guarantor makes any general assignment for the benefit of Maker’s or any Guarantor’s creditors, or any proceeding is commenced by or against Maker or any Guarantor or any other guarantor, surety, endorser, or person directly or indirectly liable for any of the obligations hereunder, or (d) Maker shall be deemed in default of the Franchise Agreement as of                       , 2005 between Maker and NHCLCs, Inc. (“Franchisor”) (the events described in subparts (a), (b), (c) and (d) are collectively referred to as Default”), the holder of this Promissory Note at the time of the Default (the “Holder”) shall have the right, if a Default occurs, to declare the outstanding principal balance hereof and all unpaid accrued interest immediately due and payable in full (the “Balance Due”).

If a Default occurs, Maker and Guarantors also agree to pay upon demand all costs and expenses reasonably incurred or paid at any time by Holder, including, but not limited to, reasonable attorneys’ fees and other legal costs, in enforcing payment and collection of the Balance Due of this Promissory Note.

Maker and Guarantors agree: no delay or omission by Holder in exercising any of its rights or remedies hereunder or otherwise shall impair any of such rights or remedies, nor shall any such delay or omission be construed as a waiver of any Default hereunder, and Holder may exercise every such right and remedy from time to time as often as Holder may deem expedient; all rights and remedies of Holder whether or not granted hereunder shall be cumulative and may be exercised singularly or concurrently, and no such right or remedy is intended to be exclusive of any other right or remedy of Holder; and no waiver by Holder of any Default hereunder shall be effective unless in writing and signed and delivered by Holder, and no such waiver or any default shall extend to or affect any subsequent or other Default or impair any rights or remedies of Holder.

This Promissory Note shall be the joint and several obligation of Maker, Guarantors and all guarantors, sureties, endorsers, and/or any other persons now or hereafter liable hereon, if any, and shall be binding upon them and their heirs, executors, personal representatives, successors and assigns.

Any demand upon or notice of other communication to Maker and/or any Guarantor shall be effective if delivered by hand delivery or deposited in the mails, postage prepaid, addressed to Maker and/or any Guarantor at the address(es) of Maker and/or any Guarantor as set forth in Holder’s records, or, if Maker and/or any Guarantor has notified Holder of a change of address, to the last address of which Holder has been so notified.

Maker and each Guarantor, for Maker and each Guarantor and for any guarantors, sureties, endorsers and/or any other persons now or hereafter liable hereon, if any, hereby waive demand for payment, presentment for payment, protest, notice of nonpayment or dishonor, and any and all other notices and demands whatsoever.

If any provision or application of this Promissory Note is adjudicated to be invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision or application of this Promissory Note that can be given effect without the invalid or unenforceable provision or application.  Interest shall accrue hereunder at the lesser of (a) the rate stated hereinabove, or (b) the maximum rate permitted by law.

For additional and other value received, the existence, amount and sufficiency of which are hereby acknowledged, the undersigned guarantor(s) (singly or collectively referred to as “Guarantor”) jointly and severally hereby guarantees to Holder (a) the immediate, absolute and unconditional payment of the Balance Due of this Promissory Note after Default and (b) the immediate, absolute and unconditional payment of all costs and expenses reasonably incurred or paid at any time by Holder, including, but not limited to, reasonable attorneys’ fees and other legal costs, in enforcing payment and collection of the Balance Due of this Promissory Note.

This Promissory Note shall be governed by, and construed and enforced in accordance with, the internal laws of the Texas applicable to contracts made and to be performed wholly within such state.

IN WITNESS WHEREOF, Maker and Guarantors have executed and delivered this Promissory Note at the place specified above and as of the date first written above.

MAKER:

SOUTH TEXAS HORIZONS, L.P.

By:	South Texas Horizons GP, LLC
Its General Partner

By:
Derek Wright
President

GUARANTORS:

Derek Wright

Scott Hardin

Robert Dupree

EXHIBIT “C”

Assumed Liabilities

1.             Telephone system maintenance contract for phone system located at the San Antonio Facility.

2.             Cellular and regular telephone numbers (with any remaining service term assumed at Buyer’s expense).  4 cellular phones and one wireless Network interface card.

3.             DSL computer line (with any remaining service term assumed at Buyer’s expense).  Time Warner T-1’s

4.             Training Obligations and Consumer Training Obligations as more fully described in Section 4(d) and set forth on Exhibit “G”.

5.             Buyer shall assume those obligations which are specifically listed below:

Accounts Payable:	$80,256.00
Accrued Salaries & Wages:	$21,573.00
Accrued Bonuses:	$19,919.00
Accrued Vacations Payable:	$32,369.00
Accrued Commissions:	$64,931.00
Payable to other Franchisees:	$42,858.00
Other Accrued Liabilities:	$66,072.00

Buyer and Seller acknowledge that the liabilities listed above have been calculated as of June 30, 2005.  Buyer and Seller agree to revise these obligations within thirty (30) days of the Closing Date to reflect the actual operations of the Business as of the Closing Date.

6.             On the Closing Date, Buyer shall terminate the existing employees of the Business and shall offer employment to those employees who Buyer wishes to employ, all at Buyer’s sole cost and expense.  Buyer expressly agrees to assume the liabilities set forth in item 5, above, which relate to the employee obligations such as salaries & wages, bonuses, vacations and commissions.  Buyer further agrees to assume any liability which may arise by virtue of such employee termination.

EXHIBIT “D”

Financial Credits and Financial Obligations

Attach:

  Fin Credits

    A/R

Fin Obligations

    A/P

    Outstanding PO’s

    National Delivery

EXHIBIT “E”

BILL OF SALE

FOR GOOD AND VALUABLE CONSIDERATION, the receipt of which is hereby acknowledged, the undersigned, NHCLC of San Antonio, Inc., a Delaware corporation having its principal place of business at 1900 S. State College Blvd., Suite 200, Anaheim, CA  92806 (“Seller”) hereby sells, conveys, transfers, assigns and delivers to South Texas Horizons, L.P., a Texas limited partnership having an address at 4515 Seton Center Parkway, Suite 250, Austin, TX  78759 (“Buyer”), all of its right, title and interest in and to the Assets as such term is defined in that certain Asset Purchase Agreement (“Agreement”), dated as of September 15, 2005, among Buyer and Seller.

TO HAVE AND TO HOLD the same unto Buyer, its successors and assigns forever.

This Bill of Sale is delivered pursuant to and is subject to and governed by the terms and conditions of the Agreement. The representations, warranties and covenants as set forth in the Agreement shall survive delivery of this Bill of Sale as set forth in the Agreement.

This Bill of Sale is ancillary to the Agreement, and in the event of a conflict between the terms of this Bill of Sale and the terms of the Agreement, the terms of the Agreement shall govern.

IN WITNESS WHEREOF, the undersigned has caused this instrument to be duly executed as of the                day of                       , 2005.

NHCLC OF SAN ANTONIO, INC.

By:
Thomas J. Bresnan
President

EXHIBIT “F”

SUBLEASE AGREEMENT

This Sublease Agreement (the “Sublease”) is made and entered into as of this               day of                        , 2005, by and between NHCLC of San Antonio, Inc., a Delaware corporation (“Sublessor”), and South Texas Horizons, L.P., a Texas limited partnership  (“Sublessee”).

RECITALS

A.            Sublessor leases from Fountainhead S.A. Corporation (“Landlord”) the premises located at 8200 IH 10 West, Suite 102, Suite 103, Suite 105, Suite 120 and Suite 500, San Antonio, Texas  78230 (the “Premises”) pursuant to a lease agreement dated the 12th day of January, 2001, as amended (the “Lease”) attached hereto as Attachment 1;

B.            Sublessor currently subleases Suite 120 of the Premises to a third party sublessee;

C.            Sublessor now wishes to sublease the remaining portion of the Premises to Sublessee, and Sublessee wishes to sublease the remaining portion of the Premises from Sublessor in order for Sublessee to operate a NHCLC on the Premises, subject to the terms of a franchise agreement between Sublessee and NHCLCs, Inc. dated the                day of                        , 2005 (the “Franchise Agreement”); and

D.            Sublessee acknowledges that it has received, reviewed, and approved the Lease.

The parties agree as follows:

1.             SUBLEASE TERM

1.1           Term.  Sublessor hereby subleases Suites 102, 103, 105 and 500 of the Premises to Sublessee, and Sublessee accepts such sublease, subject to the terms of this Sublease and applicable provisions of the Lease.  The Sublease shall commence on the               day of                     , 2005 (“Sublease Commencement Date”) and shall expire on the 30th day of June, 2011 (the “Sublease Term”); provided, however, that the Sublease shall automatically terminate upon the expiration or termination of the Franchise Agreement.

1.2           Conflict with Term of Franchise Agreement.  Sublessor and Sublessee acknowledge that the term of the Franchise Agreement may extend beyond the term available under the Lease and that Sublessor cannot extend the term of this Sublease beyond the remaining term under the Lease.  Sublessee acknowledges that this Sublease may terminate due to the expiration of the remaining term under the Lease for the Premises, prior to the expiration of the Franchise Agreement.  Sublessee acknowledges and agrees that in order to avoid an automatic termination of the Franchise Agreement, it must negotiate a new direct lease with the Landlord for the Premises, obtain a right to retain possession of the Premises or negotiate a new direct lease with another landlord for adequate space in accordance with the Franchise Agreement.

2.             RENT

2.1           Monthly Rent.  Beginning on the Sublease Commencement Date, Sublessee shall pay to Sublessor a monthly rental payment (“Rent”) in accordance with the schedule set forth below:

Sublease Term	Monthly Rent

Sublease Commencement Date through June 30, 2006	$38,758.55
July 1, 2006 through June 30, 2007	$39,496.59
July 1, 2007 through June 30, 2008	$40,341.30
July 1, 2008 through June 30, 2009	$41,132.67
July 1, 2009 through June 30, 2010	$41,924.04
July 1, 2010 through June 30, 2011	$42,715.42

Sublessee shall make payments of Rent at the address set forth below, due no later than the tenth (10th) day of each month during the sublease Term; provided however, that Sublessor shall pay the first month’s Rent due hereunder upon the execution of this Sublease.

2.2           Additional Rent.  In addition to the Rent described in this Section 2, Sublessee shall reimburse Sublessor for its pro-rata share of the items defined as “Additional Rent” in the manner and in the amounts expressly set forth in Section 4.2 of the Lease.   For purposes of this Sublease, the term “Rent” shall include “Additional Rent”.

2.3           Late Charge and Interest.  Should Sublessee fail to pay any part of the Rent required pursuant to this Lease within ten (10) days after the due date, Sublessee shall pay to Sublessor a late charge of five percent (5%) of the overdue amount as a late charge.  The parties agree that this late charge represents a fair and reasonable estimate of the costs that Sublessor will incur by reason of late payment by Sublessee.  Acceptance of any late charge shall not constitute a waiver of Sublessee’s default with respect to the overdue amount, or prevent Sublessor from exercising any of the other rights and remedies available to Sublessor.  In addition, Rent not paid when due shall bear interest from the date due until paid at the lesser of fifteen percent (15%) per year or the maximum rate allowed by law.

2.4           Partial Months.  Rent for partial months shall be pro rated on the basis of the actual number of days in the month.

3.             PREMISES

3.1           Condition.  Sublessee acknowledges that it has inspected the Premises and agrees to accept the Premises “as is.”  Sublessee’s occupancy of the Premises shall conclusively establish that the Premises were in satisfactory condition at such time.  Sublessor makes no representations as to: (a) the square footage of the Premises, (b) the condition of the Premises, (c) the condition of any existing tenant improvements, or (d) compliance with zoning or restrictive covenants.   Sublessee shall, on the last day of the Sublease term, or any extension thereof, or upon any earlier termination of such term, surrender to Sublessor the Premises in good order, condition and state of repair, reasonable wear and tear excepted.

3.2           Maintenance and Repair.     Sublessee shall, at its sole cost and expense, perform the maintenance obligations and make any and all repairs or replacements: (a) which Sublessor reasonably believes are required to be made by Sublessor as Lessee under the Lease; (b) which are required by any law now or hereafter affecting the Premises; or (c) which are required pursuant to the terms of the Franchise Agreement.  If Sublessee fails to maintain and repair the Premises, Sublessor may, on five (5) days prior notice, enter the Premises and perform such repair and maintenance on behalf of Sublessee.  However, in the case of an emergency, Sublessor shall have immediate rights to enter the Premises and perform such repair.  In either case, Sublessee shall reimburse Sublessor for all reasonable costs so incurred immediately upon demand.  It is the intention of Sublessor and Sublessee, that at all times during the Sublease term and any extension thereof, Sublessee shall maintain the Premises in an attractive, fully operative condition.  Sublessor shall have no responsibility hereunder to repair, maintain or replace any portion of the Premises at any time.  Sublessee waives any benefit of any present or future laws which might give Sublessee the right to repair the Premises at Sublessor’s expense or to terminate the Sublease due to the condition of the Premises.  Sublessee shall not commit any waste.

3.3           Use.   Sublessee shall not use the Premises for any purpose other than those outlined in Article 5 of the Lease.  Sublessee acknowledges that neither Landlord, Sublessor, nor any agent acting on their behalf has made any representation or warranty with respect to the suitability of the Premises for the conduct of Sublessee’s business.

3.4           Tenant Improvements.  Sublessee is solely responsible for the construction and costs of any leasehold improvements desired by Sublessee, and the demolition of existing leasehold improvements if necessary, including all permits, approvals, or the equivalent thereof, required by a governmental agency.  Sublessee shall not make any alterations or additions costing in the aggregate more than twenty thousand dollars ($20,000) within any twelve (12) month period or make any structural alterations without first obtaining the written consent of Sublessor, subject to any additional requirements for approval under the Lease.  Sublessee shall give Sublessor at least thirty (30) days notice of any alterations or additions so that Sublessor shall have the opportunity to post a notice of non-responsibility, as may be provided for by local law.   Tenant’s  alterations and additions shall be completed on the same terms and conditions as contained in the Lease.

3.5           Signs.  Sublessee shall erect only such signs on the Premises as are allowed by the Franchise Agreement, where applicable, and the Lease.

4.             INSURANCE

4.1           Required Coverage.

(a)           Beginning on the Commencement Date and continuing thereafter for the full terms, and any extensions thereof, Sublessee shall maintain in full force and effect, at Sublessee’s sole cost and expense, the various insurance coverages required to be carried by Sublessee under the Franchise Agreement for the Premises; provided, however, that if the amounts and types of insurance coverages required pursuant to the terms of the Lease are greater, Sublessee shall obtain insurance in such greater amounts or types.

(b)           Sublessee shall also carry and pay for public liability insurance from a responsible insurance company licensed to do business in the state in which the Premises are located during the entire term of this Sublease in amounts not less than those required by the Franchise Agreement.  Sublessee shall deliver to Sublessor a certificate of insurance for each policy provided for in this Section 4.  Sublessor shall be shown as an additional insured and loss payee on such policies, which shall not be canceled without thirty (30) days notice to Sublessor.

4.2           Waiver of Subrogation.  Sublessor and Sublessee each waive their right to sue and recover damages against each other with respect to any liability arising under the Lease or this Sublease and which is required to be covered by any insurance policy in the Lease or this Sublease.  Each party agrees to endeavor to cause its insurer to waive its rights against the other party in the event of an insured casualty which is not caused by the willful misconduct of the other party.

4.3           Sublessee’s Property.  Sublessee shall be solely responsible for insuring its own property on the Premises.  Sublessor shall not be responsible for loss or damage to the personal property of Sublessee, its sublessees, employees, customers, or invitees, in the absence of the receipt of an insurance payment by Sublessor attributable to such loss (in which event said payment shall be delivered forthwith to Sublessee), or unless such loss or damage was occasioned by the willful misconduct of Sublessor, its agents, servants, or employees; but subject in any event to Section 4.2.

5.             DAMAGE TO PREMISES AND CONDEMNATION

If any part of the Premises is condemned or damaged by fire or other casualty during the term of this Sublease, this Sublease shall remain in full force and effect unless and until the Lease is terminated as outlined in Article 13 of the Lease.  If the Lease is canceled for such cause, Sublessee’s obligations under this Sublease shall abate as of the date of such cancellation.  Otherwise, Sublessee’s obligations shall abate only to the actual monetary extent and for the duration that Sublessor’s obligations are reduced under the Lease.  In the event of a condemnation by eminent domain, any award to the Sublessee shall belong to and be paid to Sublessor, including any amount attributable to any leasehold interest, except that Sublessee shall receive from the award a sum, if any, allocated for damage, destruction or taking of Sublessee’s furniture, trade fixtures or equipment; provided, however, that Sublessee is not in default hereunder.  Sublessee may also pursue and retain any award from the condemning authority, payable solely and specifically to Sublessee for the loss of Sublessee’s business.

6.             OBLIGATIONS UNDER THE LEASE

6.1           Assumption by Sublessee.  In addition to the terms, conditions and provisions of this Sublease, Sublessee understands and agrees that this Sublease is subject to each and all of the terms, conditions and provisions of the Lease and of the rights of Landlord thereunder.  Except as expressly provided in this Sublease, Sublessee expressly assumes all of the responsibilities and obligations imposed upon Sublessor as the tenant under the terms of the

Lease.  In the event any inconsistency arises between the Lease and this Sublease in the obligations of the Sublessee, the more stringent obligations shall prevail.

6.2           Sublessor’s Obligations.  Sublessor covenants to pay all amounts owed to Landlord under the Lease to the extent Sublessee complies with its obligations under this Sublease.  Sublessor acknowledges that this Sublease shall not limit or impair Sublessor’s liability to Landlord under the Lease.

6.3           Landlord’s Obligations.  Sublessor shall not be liable to Sublessee for the defaults of Landlord under the Lease.

7.             INDEMNITY

7.1           Generally.  Sublessee shall indemnify, hold harmless, and defend Sublessor from all claims, costs, damages, liabilities, and loss incurred by Sublessor, including reasonable attorneys fees and costs of suit, as a result of Sublessee’s default under this Sublease or the Lease, or as the result of any act or failure to act by Sublessee, its agents, employees, customers, invitees, licensees, successors, heirs, or assigns, or any and all persons coming upon or near the Premises with regard to the Premises.

7.2           Hazardous Materials.  Sublessee agrees to indemnify and hold Sublessor harmless from any and all costs of any remedial action or cleanup of Hazardous Materials suffered or incurred by Sublessor arising out of or related to Sublessee’s use of the Premises.  “Hazardous Materials” means any hazardous, toxic, infectious, or radioactive substances, wastes, or materials listed or defined by any federal or state environmental law.

8.             DEFAULT

8.1           Notice; Cure.  Sublessee shall cure any failure to perform Sublessee’s obligations under this Sublease or the Lease:  (a) within three (3) days after receiving notice of any monetary default, or (b) within ten (10) days after receiving notice of any non-monetary default, except that if Sublessee cannot reasonably cure the non-monetary default within ten (10) days, Sublessee shall have up to thirty (30) days to complete the cure, so long as Sublessee proceeds with due diligence.  If Sublessee fails to cure defaults during the grace periods specified above, Sublessor shall have the right to declare a default under this Sublease.

8.2           Remedies.  Sublessor shall have the following rights and remedies upon a default by Sublessee under this Sublease:

(a)           Sublessor may terminate this Sublease and upon such termination, Sublessor may recover from Sublessee the amount by which the unpaid rent which would have been earned after termination until the time that Sublessee proves such loss could have been reasonably avoided; and

(b)           Sublessor may relet the Premises prior to the breach of this Sublease by Sublessee.  In such case, if Sublessor proves that in reletting the Premises it acted reasonably and in good faith to mitigate damages, it shall be entitled to an award for Sublessee’s improper termination of this Sublease.

(c)           Sublessor shall also have the right, but not the obligation, to cure any default by Sublessee.  Sublessee shall repay any costs incurred by Sublessor in doing so upon Sublessor’s written demand.  All amounts owed hereunder shall be considered rent and shall bear interest at the rate of twelve percent (12%) per annum or the maximum rate permitted by law, whichever is less, from ten (10) days after such demand to the date of payment.

8.3           Franchise Agreement.  Sublessee’s default under the Franchise Agreement or any other document related to Sublessee’s operation of a NHCLC on the Premises, including any promissory note, shall be deemed a default under this Sublease.  In addition, Sublessee’s default hereunder shall constitute a default under the Franchise Agreement, and NHCLCs, Inc. may terminate the Franchise Agreement in accordance with the terms thereof.

8.4           Remedies Cumulative.  The remedies specified in this Sublease are cumulative and in addition to any other remedies which may be available at law or in equity.

9.             ASSIGNMENTS

Sublessee shall not assign or sublet the Premises, in full or in part without Sublessor’s prior written consent in each instance, which Sublessor may withhold in its sole discretion; provided, however, that if Landlord consents to any such assignment or sublease, then Sublessor’s consent shall not be unreasonably withheld.  Any assignment without the requisite consents shall be void and shall, at the option of Sublessor, terminate this Sublease.  The consent by Sublessor to one assignment or subletting shall not be deemed to be consent to any subsequent assignment or subletting.

10.           UTILITIES

Sublessee is required to open and maintain utility accounts in its name for, and to pay, prior to delinquency, all charges for telephone and data communications service and all other services supplied to the Premises during the term of this Sublease which are not otherwise provided by Landlord and listed in Article 6 of the Lease.

11.           NOTICES

11.1         Notices:  Any and all notices furnished pursuant to this Sublease shall be in writing and shall be personally delivered, sent by telecopier, mailed by certified mail, return receipt requested, or dispatched by overnight delivery envelope to the respective parties at the following addresses, unless and until a different address has been designated by written notice to the other party:

Notices to Sublessor:	NHCLC of San Antonio, Inc.
1900 S. State College Blvd., Suite 200
Anaheim, CA 92806
Attention: Legal Department

Notices to Sublessee:	South Texas Horizons, L.P.
8200 I-H 10 West, Suite 500
San Antonio, TX 78230
Attention: Derek Wright

Notices shall be deemed to have been received as follows:  by personal delivery or telecopier — at time of delivery; by overnight delivery service — on the next business day following the date on which the Notice was given to the overnight delivery service; and certified mail — three days after the date of mailing.

11.2         Under Lease.  Sublessee shall promptly provide Sublessor with a copy of all notices received from Landlord regarding the Premises, the Lease, or this Sublease.

12.           HOLDOVER TENANCY

At the expiration of the Sublease, or earlier termination for any reason, Sublessee shall immediately surrender possession of the Premises to Sublessor.  Should Sublessee fail to do so, it consents to pay any and all damages which Sublessor may suffer, including attorneys’ fees, costs and expenses incurred by Sublessor to obtain possession of the Premises.  Sublessee expressly waives any notice to vacate at the expiration of the Sublease.  Should Sublessor allow or permit Sublessee to remain in the Premises after the expiration or termination of this Sublease, this shall not be construed as an extension of this Sublease, and such holding over shall be deemed to have created a month-to-month tenancy, subject to all the terms and conditions of this Sublease, except that Sublessee shall pay Rent to Sublessor at a rate equal to one hundred fifty percent (150%) of the monthly rental paid during the one (1) year period immediately preceding the expiration of the Sublease

13.           LEGAL EXPENSES

In the event either party brings an action against the other by reason of the alleged breach or any term, covenant or condition of this Sublease, the prevailing party shall be entitled to recover from the other party all legal expenses, including reasonable attorneys’ fees, in an amount to be fixed by the court rendering such judgment.  The foregoing provision notwithstanding, in the event Sublessee shall be in default under this Sublease, and shall cure such default after notice by Sublessor pursuant to this Sublease, then all reasonable attorneys’ fees incurred by Sublessor as a result of such default shall be paid by Sublessee.  Such attorneys’ fees shall be added to the subsequent month’s Rent as additional Rent.  Sublessee shall reimburse Sublessor, upon demand, for any costs or expenses incurred by Sublessor in connection with any breach by or default of Sublessee under this Sublease, whether or not suit is commenced or judgment entered.  Such costs shall include legal fees and costs incurred for the negotiation of a settlement, enforcement of rights or otherwise.  Sublessee shall also indemnify Sublessor for, and hold Sublessor harmless from and against, all liabilities incurred by Sublessor if Sublessor becomes or is made a party to any proceeding claim or action instituted: (a) by Sublessee; (b) by any third party against Sublessee; (c) by or against any person holding an interest under Sublessee or using the Premises by license of or agreement with Sublessee; (d) for foreclosure of any lien for labor and material furnished to or for Sublessee or such other person; or (e) otherwise arising out of or resulting from any act or omission of Sublessee or such other person.

14.           CONTROLLING LAW; VENUE

This Sublease shall be governed and construed in accordance with the laws of Texas.  The parties agree that any action brought by either party against the other in any court, whether federal or state, will be brought exclusively within the State of Texas, except that, Sublessor may, at Sublessor’s discretion, seek injunctive and equitable relief in any court of competent jurisdiction in order to evict Sublessee or prevent waste or other actions by Sublessee that will irreparably harm Sublessor.  Sublessee hereby irrevocably consents to the jurisdiction of such court and waives any objection Sublessee may have to either jurisdiction or venue of such court.

15.           ENTIRE AGREEMENT

This Sublease constitutes the entire agreement among the parties and supersedes any oral or written understandings relating to the Lease or the Sublease.  This Sublease may be modified only by written agreement between the parties or their successors subsequent to the date of this Sublease.

IN WITNESS WHEREOF, the parties hereto have duly executed, sealed, and delivered this Sublease as of the day and year written below.

SUBLESSOR

NHCLC OF SAN ANTONIO, INC.
a Delaware corporation

By:
Thomas J. Bresnan
Chief Executive Officer

SUBLESSE

SOUTH TEXAS HORIZONS, L.P.
a Texas limited partnership

By:	SOUTH TEXAS HORIZONS GP, LLC
Its General Partner

By:
Derek Wright
President

CONSENT TO THE FOREGOING SUBLEASE IS HEREBY GRANTED:

LANDLORD

FOUNTAINHEAD S.A. CORPORATION

By:
Name:
Title:

ATTACHMENT 1

LEASE

ATTACHMENT 2

PERSONAL GUARANTEE

As an inducement to NHCLC of San Antonio, Inc. (“Sublessor”) to execute the Sublease (the “Sublease”) with South Texas Horizons, L.P. (“Sublessee”) and in consideration of Sublessor’s executing the Sublease and of the sum of One Dollar ($1.00) now paid by Sublessor to Guarantors, the receipt of which is hereby acknowledged, Guarantors jointly and severally agree as follows:

1.             Guarantors shall pay or cause to be paid to Sublessor all monies payable by Sublessee under the Sublease on the days and times in the manner therein appointed for payment thereof.

2.             Guarantors unconditionally guarantee full performance and discharge by Sublessee of all the obligations of Sublessee under the Sublease at the times and in the manner therein provided.

3.             Guarantors shall indemnify and save harmless Sublessor and its affiliates against and from all losses, damages, costs, and expenses which Sublessor and its affiliates may sustain, incur, or become liable for by reason of:

a.             the failure for any reason whatsoever of Sublessee to pay the monies payable pursuant to the Sublease or to do and perform any other act, matter or thing pursuant to the provisions of the Sublease; or

b.             any act, action, or proceeding of or by Sublessor, its agents, employees, etc. for or in connection with the recovery of monies or the obtaining of performance by Sublessee of any other act, matter or thing pursuant to the provisions of the Sublease.

4.             Sublessor shall not be obligated to proceed against Sublessee or exhaust any security from Sublessee or pursue or exhaust any remedy, including any legal or equitable relief against Sublessee, before proceeding to enforce the obligations of the Guarantors herein set out, and the enforcement of such obligations may take place before, after, or contemporaneously with, enforcement of any debt or obligation of Sublessee under the Sublease.

5.             Without affecting the Guarantors’ obligations under this Guarantee, Sublessor may, after conferring with Guarantors and providing them with ten (10) days advance written notice, extend, modify, or release any indebtedness or obligation of Sublessee, or settle, adjust, or compromise any claims against Sublessee.  Guarantors waive notice of amendment of the Sublease and notice of demand for payment or performance by Sublessee.

6.             Guarantors’ obligations hereunder shall remain in full force and effect, and shall be unaffected by:  (a) the bankruptcy, insolvency, dissolution, or other liquidation of Sublessee, including, without limitation, any surrender or disclaimer of the Sublease by the trustee in bankruptcy of Sublessee; (b) Sublessor’s consent or acquiescence to any bankruptcy, receivership, insolvency, or any other creditor’s proceedings of or against Sublessee, or by the winding-up or dissolution of Sublessee, or any other event or occurrence which would have the effect at law of terminating the existence of Sublessee’s obligations prior to the termination of the Sublease; or (c) by any other agreements or other dealings between Sublessor and Sublessee  having the effect of amending or altering the Sublease or Sublessee’s obligations hereunder, or by any want of notice by Sublessor to Sublessee of any default of Sublessee or by any other matter, thing, act, or omission of Sublessor whatsoever.

7.             Provided that Sublessee is not in default of the Sublease, this Guarantee shall terminate if Sublessor and Landlord secure and mutually approve a new subtenant for all or part of the Premises who is in good financial standing; provided, however, that this Guarantee shall only terminate with regard to the future obligations of such new subtenant for that part of the Premises to be occupied by the subtenant and not with regard to Sublessee’s obligations which are otherwise owed to Sublessor under the Sublease.

8.             Notices to Guarantors:

Name	Address

Derek Wright	2947 Lantana Ridge Drive Austin, Texas 78732

Scott Hardin	303 Harvest Garden Boerne, Texas 78006

Robert Dupree	10223 Matoca Way Austin, Texas 78726

IN WITNESS WHEREOF, each of the undersigned has signed this Guarantee as of the day and year of the Sublease.

GUARANTORS:

Derek Wright

Scott Hardin

Robert Dupree

EXHIBIT “G”

Consumer Training Obligations

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